Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Beazer Homes Reports First Quarter 2006 EPS of $2.00, up 27%

Company Expects Diluted EPS to Meet or Exceed $10.50 for Fiscal Year 2006

ATLANTA, January 19, 2006 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter ended December 31, 2005, reporting a record for quarterly earnings per share.  Highlights of the quarter, compared to the same period of the prior year, are as follows:

Quarter Ended December 31, 2005

•                  Net income of $89.9 million, or $2.00 per diluted share (up 29.0% and 27.4%, respectively)

•                  Home closings: 3,829 (up 7.1%)

•                  Total revenues: $1.11 billion (up 21.3%)

•                  Operating income margin:  12.6% (up 40 basis points)

•                  New orders: 3,872 homes (up 9.2%), sales value $1.13 billion (up 11.3%)

•                  Backlog at 12/31/05: 9,276 homes (up 10.1%), sales value $2.78 billion (up 18.3%)

Record December Quarter

 “We are pleased to announce record results for our first quarter of fiscal 2006,” said President and Chief Executive Officer, Ian J. McCarthy.  “We generated quarterly revenues of $1.11 billion on home closings of 3,829, up 21% and 7% from the first quarter of fiscal 2005, respectively, and both representing first quarter company records.  Furthermore, net earnings and earnings per diluted share in the December quarter increased 29% and 27%, respectively, also representing first quarter records.”

“These results illustrate the effectiveness of our Profitable Growth Strategy aimed at achieving greater profitability by optimizing efficiencies, selectively increasing market penetration, and leveraging our national brand,” McCarthy continued.  “Beazer Homes believes its ongoing commitment to execution of this strategy will position the company well in both the near-term environment and long-term environment.  Presently, while certain housing markets are experiencing a return to normalized levels of activity, compared to recent years, the long-term industry fundamentals remain extremely compelling.”

“Beazer Homes’ backlog now stands at a first quarter record level of 9,276 homes with a sales value of $2.78 billion, up 10% and 18%, respectively, from the backlog homes and sales value a year ago. We believe this sizeable backlog provides the basis for strong financial performance in fiscal 2006” added McCarthy.

Closings of 3,829 homes represents a first quarter record and resulted from year-over-year increases in the Southeast, Central and Mid-Atlantic regions, offset partially by declines in the Midwest and West regions.  The increase in the Southeast was achieved despite timing issues in which several closings were realized in the previous quarter to avoid potential delays associated with hurricane activity.  Lower closings in the Midwest were attributed primarily to declines in Indiana, where prior quarters’ sales have been relatively modest.  In the West region, higher closings in Arizona and Colorado were offset by lower closings in California and Nevada resulting from community opening delays coupled with a moderation in demand from year-ago levels.  Closings in the West region were particularly impacted by entitlement delays in Northern California, which have led to slower than anticipated community openings.

The growth in new home orders to 3,872 homes for the quarter reflects increases in almost all markets in the Southeast, Central and Midwest regions, offset partially by lower new home orders in both the West and Mid-Atlantic regions. In the West, higher new home orders in California and Colorado were offset by declines in Arizona and Nevada resulting from moderating incremental demand and timing issues associated with community openings. Lower new home orders in the Mid-Atlantic region resulted primarily from lower orders coupled with higher cancellations in Virginia and Maryland as demand slowed from extremely high levels experienced during the previous year.  The overall increase in new home orders of 9.2% reflects the overall strength of the company’s diversified geographic profile.

Strong Financial Performance in December Quarter

“We achieved record earnings this quarter as a result of our ongoing focus on the specific initiatives supporting our Profitable Growth Strategy,” said James O’Leary, Executive Vice President and Chief Financial Officer. “During the quarter, we continued our comprehensive review of opportunities to minimize underperforming investments and provide capital to support our Profitable Growth Strategy while providing a meaningful return to our shareholders in the form of our previously-announced share repurchase program. We monetized approximately $25 million of land in the first quarter, while slowing land purchases in those markets that have provided returns below our expectations. We will continue this reallocation process by focusing on those investments that will optimize our overall returns while returning capital to our shareholders.”

Execution of Share Repurchase Program

As previously announced in November 2005, the Board of Directors, as part of the further development of the company’s Profitable Growth Strategy to enhance shareholder value in the context of the current market environment, authorized the expansion of the company’s existing share repurchase program to a total of 10 million shares.  During the first quarter of fiscal 2006, the company repurchased 1,014,600 shares of its common stock for approximately $67.0 million or $66 per share while maintaining a debt to capitalization ratio of 47%, with its target range.  In addition, the company has entered into a plan under Rule 10b5-1 as part of the share repurchase program. Subject to market conditions and other factors, the company expects to make share repurchases of $200 - $250 million in fiscal 2006. At December 31, 2005, there were approximately 8 million shares remaining under the current authorization.

Fiscal 2006 EPS Outlook

“Our current level of backlog, coupled with expectations for further competitive advantages for large public builders such as Beazer Homes, provides us with confidence in our future growth opportunities,” said McCarthy.  “In addition, we expect continued execution of our Profitable Growth Strategy in the near term will result in continued growth and meaningfully enhanced shareholder value.  As such, we expect fiscal 2006 diluted earnings per share to meet or exceed $10.50 per share.”

Conference Call

The company will hold a conference call today, January 19, 2006, at 11:00 AM ET to discuss the results and take questions.  You may listen to the conference call and view the company’s slide presentation over the internet by going to the “Investor Relations” section of the company’s website at www.beazer.com.  To access the conference call by telephone, listeners should dial 800-369-1904.  To be admitted to the call, verbally supply the passcode “BZH”. A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-373-4996 (available until 5:00 PM ET on January 26, 2006), or visit www.beazer.com.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers.  Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, potential liability as a result of construction defect, product liability and warranty claims, the possibility that the company’s strategies to broaden target price points and lessen dependence on the entry-level segment in certain markets will not achieve desired results, and other factors described in the company’s Annual Report on Form 10-K for the year ended September 30, 2005 filed with the Securities and Exchange Commission on December 9, 2005.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com’

-Tables Follow-

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA

(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended
	December 31,
	2005	2004
INCOME STATEMENT
Revenues	$1,105,616	$911,827
Costs and expenses:
Home construction and land sales	832,786	696,355
Selling, general and administrative expense	133,078	104,594
Operating income	139,752	110,878
Other income	4,455	2,462

Income before income taxes	144,207	113,340
Income taxes	54,294	43,636
Net income	$89,913	$69,704

Net income per common share:
Basic	$2.20	$1.73
Diluted	$2.00	$1.57

Weighted average shares outstanding, in thousands:
Basic	40,958	40,295
Diluted	45,607	45,301

Interest incurred	$25,533	$20,389
Interest amortized to cost of sales	$18,175	$15,959
EPS interest add back - Convertible Debt	$1,344	$1,325
Depreciation and amortization	$4,710	$4,493

SELECTED BALANCE SHEET DATA

	December 31,	December 31,
	2005	2004
Cash	$12,149	$91,107
Inventory	3,263,679	2,585,479
Total assets	3,852,719	3,175,171
Total debt (net of discount of $4,000 and $1,053)	1,379,487	1,143,503
Shareholders’ equity	1,538,008	1,305,128

OPERATING DATA

	Quarter Ended
	December 31,
	2005	2004
SELECTED OPERATING DATA
Closings:
Southeast region	1,383	1,239
West region	1,140	1,192
Central region	336	190
Mid-Atlantic region	453	370
Midwest region	517	583
Total closings	3,829	3,574
New orders, net of cancellations:
Southeast region	1,564	1,191
West region	1,206	1,329
Central region	357	237
Mid-Atlantic region	283	507
Midwest region	462	281
Total new orders	3,872	3,545
Backlog units at end of period:
Southeast region	3,255	2,581
West region	3,183	3,277
Central region	536	476
Mid-Atlantic region	1,023	1,184
Midwest region	1,279	909
Total backlog units	9,276	8,427
Dollar value of backlog at end of period	$2,780,551	$2,350,457

	Quarter Ended
	December 31,
	2005	2004
SUPPLEMENTAL FINANCIAL DATA:

Revenues
Home sales	$1,073,427	$902,874
Land and lot sales	24,955	1,215
Mortgage origination revenue	10,978	10,854
Intercompany elimination - mortgage	(3,744)	(3,116)
Total revenues	$1,105,616	$911,827
Cost of home construction and land sales
Home sales	$811,277	$698,299
Land and lot sales	25,253	1,172
Intercompany elimination - mortgage	(3,744)	(3,116)
Total costs of home construction and land sales	$832,786	$696,355
Selling, general and administrative
Homebuilding operations	$122,395	$96,813
Mortgage origination operations	10,683	7,781
Total selling, general and administrative	$133,078	$104,594